SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 31, 2012

Integrated Silicon Solution, Inc.

______________

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-019997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zanker Road

San Jose, California

95112

(Address of Principal Executive Offices)

(Zip Code)

Registrant's telephone number, including area code: (408) 969-6600

_____________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.\

On August 31, 2012, Integrated Circuit Solution, Inc. (“ICSI”), a majority-owned subsidiary of Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”), entered into a Share Subscription Agreement with Nanya Technology Corporation (“NTC”) and a Letter Agreement with Nanya Plastic Corporation (collectively, the “Agreements”). Pursuant to the Agreements, the Company made an equity investment of approximately $27 million as part of a private placement of shares of Nanya. Nanya is a global leader in the development, design and manufacturing of DRAM products. Nanya is majority-owned by Formosa Plastics Group, one of the largest conglomerates in Taiwan, which funded most of the remaining portion of the approximately $200 million private placement. In return for its equity investment, ICSI received 443.7 million Nanya shares, which represents approximately 2.4 percent of total Nanya shares outstanding.

Under the terms of the Share Subscription Agreement, ISSI will have access to leading edge process technologies with certain volume guarantees and planned future access to more advanced process nodes for specialty DRAM production. Nanya will also provide foundry support capabilities for the continued development of ISSI’s NOR flash and analog products. ICSI will agree to support certain Flash technology at Nanya’s wafer fabrication facilities, purchase certain wafers from Nanya and explore loading certain analog products at Nanya’s fabrication facilities.

A copy of the press release announcing the completion of the investment and the entry into the Agreements is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of Integrated Silicon Solution, Inc. dated September 7, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, Inc.

Date: September 7, 2012	/s/ John M. Cobb
John M. Cobb
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release of Integrated Silicon Solution, Inc. dated September 7, 2012